Prospectus Supplement No. 4
to Prospectus dated May 12, 1999


                                 ALKERMES, INC.
                        3,680,508 SHARES OF COMMON STOCK

         This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated May 12, 1999 (the "Prospectus") relating to the potential resale from time to time of Common Stock, par value $.01 per share (the "Common Stock") issued upon consummation of the merger between the Company's subsidiary and Advanced Inhalation Research, Inc. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:


                                                               NUMBER OF
                                                               SHARES OF
                                                              COMMON STOCK
                                                              BENEFICIALLY
                               AS OF MARCH 10, 2000             OWNED AND                  PERCENTAGE OF
                                  SHARES THAT ARE              THAT MAY BE                  OUTSTANDING
                                   NOT SUBJECT TO              SOLD SUBJECT              COMMON STOCK AS OF
         NAME                       RESTRICTION                 TO VESTING                MARCH 10, 2000(1)
         ----                  --------------------           -------------              ------------------
THE CLOUD FOUNDATION                  84,944                    84,944                           *


---------------

 *  Less than 1% of the outstanding Common Stock.

(1) On March 10, there were 26,670,144 shares of Common Stock outstanding.





            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 17, 2000